UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2026

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377
Vero Beach, Florida 32963

(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The Company has entered into an Advisory Agreement with Dawson James Securities allowing them to assist on certain mergers, financing and corporate structuring. The are to receive an issuance of 1,000,000 shares of restricted common stock as consideration, and other fees in the future if successful in specific areas. Only the stock issuance is the consideration at this time. A form of the agreement is included herein as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

The Board of Directors has authorized the issuance of shares of restricted common stock as follows:

A)	The Board of Directors has authorized the issuance of 1,000,000 shares of restricted common stock to five (5) individuals who have been advising the Company for over five (5) years each. These are shareholders who have communicated with the team as the Company has undertaken its restructuring, in regularly, some cases daily. These shares are deemed to be a gift, not compensation and not related to any consulting or other activity. The support from this group of unrelated individuals has been critical to the success and with this action the Board sends their thanks. The Company will take a charge of $35,000 for each of the issuances based on closing price on the date of the issuance, $175,000 in total;
B)	The Board of Directors has authorized the issuance of a total of 3,100,000 in aggregate to four (4) individuals who are responsible for its new Robo Agent software application. This issuance, along with smaller previous issuances, will bring the total holdings for each individual to 1,000,000 shares each. The shares are deemed compensation and will result in a charge of $108,500, using a price per share of $.035, the closing price on the date of the issuance;
C)	The Board of Directors has authorized the execution of an Advisory Agreement with Dawson James Securities, and with that the issuance of 1,000,000 shares of restricted common stock as compensation. Additional compensation may be earned under the Agreement based on funding, mergers, or other activities. All amounts are within the normal and customary amounts seen in the industry. The expense associated with this issuance is $35,000, no further expense is incurred at this time;
D)	The Board of Directors has authorized the issuance of 3,000,000 shares of restricted common stock to Anglo Irish Management, LLC, who has provided consulting and advisory services to the Board of Directors for over 10 years as compensation. The charge for this issuance will be $105,000 using a closing price of $.035 per share;
E)	The Board of Directors has awarded each of the members of the Board of Directors 3,000,000 shares of restricted common stock as compensation, at a cost of $105,000 each using a closing price of $.035 per share, at total of $315,000.

As a result of these issuances there will be approximately 47,000,000 shares outstanding when all the shares are issued.

The securities described have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors has awarded each of the members of the Board of Directors 3,000,000 shares of restricted common stock as compensation, at a cost of $105,000 each using a closing price of $.035 per share, at total of $315,000.

Item 8.01 Other Events.

The Company issued a press release on July 28, 2026 discussing its overall strategy. A copy of the press release is included in Exhibit 99.1 of this filing.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Advisory Agreement with Dawson James
99.1	Press Release dated July 28, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2026	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO

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